Exhibit 99.1

NOTICE OF PUBLIC SALE

TO WHOM IT MAY CONCERN:

Public notice is hereby given that pursuant to Section 9-610 through 9-613 of the Missouri and Maryland Uniform Commercial Codes, Timothy J. Tegeler (the “Secured Party”), will on Monday, August 10, 2009, at 3:00 P.M. Central Daylight Time, at the offices of Summers Compton Wells PC, 8909 Ladue Road, St. Louis, MO 63124, sell at Public Sale to the highest bidder the following described personal property (the “Collateral”):

(a)
The entire one hundred percent (100%) of the common stock of Siboney Coal Company, a Kentucky corporation, including, without limitation, the right to all income, proceeds, profits, losses, capital accounts, and distributions and all proceeds or avails of the foregoing.

(b)
The entire one hundred percent (100%) of the common stock of Siboney Resources-Texas, a Texas corporation, including, without limitation, the right to all income, proceeds, profits, losses, capital accounts, and distributions and all proceeds or avails of the foregoing.

(c)
The entire one hundred percent (100%) of the common stock of Axel Heiberg Oil Company, a Delaware corporation, including, without limitation, the right to all income, proceeds, profits, losses, capital accounts, and distributions and all proceeds or avails of the foregoing.

Siboney Corporation, a Maryland corporation, granted the Secured Party a security interest in the Collateral as security for the repayment of that certain 10% Subordinated Secured Promissory Note, dated March 21, 2007, executed by Siboney Corporation in favor of Secured Party.  Said Promissory Note is currently in default.

TERMS OF THE PUBLIC SALE

The sale shall be made through public bidding, orally or in writing.  No reserve shall apply to the sale.

THE COLLATERAL SHALL BE SOLD ONLY AS A SINGLE BLOCK TO A SINGLE PURCHASER.

Upon acceptance of a bid, the bidder must submit cash, cashier’s check, or personal check for 100% of the accepted bid price, made payable to the Secured Party. If the Secured Party accepts a bid, the purchaser will receive a certificate representing the Collateral, endorsed to the purchaser, if available, or if not, an Affidavit of Lost Certificate, without covenant or warranty of any kind whatsoever.  The certificate representing the Collateral, or the Affidavit of Lost Certificate, as applicable, will bear an appropriate legend that the Collateral represented thereby may not be sold or transferred without registration under the Securities Act of 1933, as amended, or the availability of a valid exemption from such registration.  At the time of sale, the purchaser may be required to sign a contract of sale, which would include, by reference, all of the terms and conditions contained herein.

ALL SALES ARE “AS IS, WHERE IS”, WITHOUT RECOURSE, REPRESENTATION, OR WARRANTY OF ANY KIND OR NATURE.  THE SECURED PARTY DISCLAIMS ANY AND ALL WARRANTIES WITH REGARD TO THE COLLATERAL, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A

PARTICULAR PURPOSE.  THERE IS NO WARRANTY RELATING TO TITLE, POSSESSION, QUIET ENJOYMENT, OR THE LIKE IN THIS DISPOSITION.

Any sale proceeds shall be applied to the outstanding indebtedness described above. If the sale proceeds exceed the amount of the outstanding indebtedness, the surplus will be returned to the debtor. If the sale proceeds are less than the amount of the outstanding indebtedness, the debtor and any guarantor will be liable for any deficiency resulting from the sale.

The Secured Party has the right to bid at the sale. In the event the Secured Party is the successful bidder, he hereby reserves the right to credit the amount bid, less any and all costs and expenses of sale, upon the indebtedness due him. In the event that no satisfactory bids are received, the Secured Party hereby reserves the right to adjourn and continue the sale without further notice. The Secured Party reserves the right to revise and/or supplement the terms of the sale at or prior to the time of sale.

The purchaser shall assume the risk of loss for the Collateral immediately after the sale. The purchase shall result in the assumption of all liabilities associated with the Collateral, whether such liabilities arose before or after the sale.

If the Secured Party is unable to convey the Collateral as described above, for any reason, the sole remedy of the purchaser at law or in equity shall be limited to the refund of the purchase price paid. Upon refund of such amount to the purchaser, the sale shall be void and of no effect, and the purchaser shall have no further claims against the Secured Party.

Siboney Corporation, at any time prior to the sale, may redeem the Collateral by tendering to the Secured Party all obligations secured by the Collateral, as well as the expenses, including attorneys fees and court expenses, incurred by Secured Party in holding and preparing the Collateral for disposition and arranging for the sale.

Nothing contained herein shall constitute a waiver or release by the Secured Party of any right or remedy granted in any loan document. The Secured Party expressly reserves any and all rights and remedies available at law or in equity.

David A. Sosne
Summers Compton Wells PC
8909 Ladue Road
St. Louis, MO 63124
(314) 991-4999